Exhibit 10.34

SECOND AMENDMENT TO
TRANSITION SERVICES AGREEMENT
THIS SECOND AMENDMENT TO TRANSITION SERVICES AGREEMENT (this “Amendment”) is entered into effective as of October 20, 2016, by and among Contura Energy, Inc., a Delaware corporation (“Contura Energy”), Old ANR, LLC (formerly Alpha Natural Resources, Inc.) (“Alpha Natural Resources”), and ANR, Inc., a Delaware corporation (“ANR”) (each a “Party” and together, the “Parties.”)
RECITALS:
WHEREAS, the Parties entered into that certain Transition Services Agreement dated as of July 26, 2016 (as heretofore amended, the “TSA”) (any undefined capitalized term used herein shall have the meaning ascribed to it in the TSA);
WHEREAS, the Parties have agreed to further amend the TSA pursuant to Section 2.08(b) thereof as set forth herein;
WHEREAS, Section 2.08(b) of the TSA provides, in pertinent part, as follows:
Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon . . . an extension of any particular Service Term, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additions of supplements to the relevant Schedule, in order to describe such . . . extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.
WHEREAS, included in the ANR Provided Services as specified in Schedule II to the TSA, specifically under Service Number 17, were certain telecommunications services to be provided for a period of 90 days; and
WHEREAS, due to certain unforeseen difficulties in migration of the subject telecommunications services into the name(s) of Contura Energy and its Subsidiaries, Contura Energy has requested that Alpha Natural Resources and ANR amend the TSA by agreeing to extend the period of this ANR Provided Service by 30 days
NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	30-Day Extension of Service Number 17: The Parties have mutually agreed that the subject ANR Provided Service as specified as Service Number 17 in Schedule II to the TSA should be revised, extended and supplemented as provided for in Appendix 1 attached hereto, which is entitled Service Number 17-A.

2.
Change in Fees: The payment provisions of the TSA, including as provided for under Schedule III to the TSA, shall be and hereby are adjusted accordingly, i.e., to increase the amount of the Fees to be invoiced for the ANR Provided Services for the 30-day period starting October 24, 2016, to include the $30,000 in additional charges as provided for in the attached Appendix 1 describing Service Number 17-A.

3.	Miscellaneous:

a.	Except as specifically amended by this Amendment, the TSA shall remain in full force and effect and is hereby ratified and confirmed.

b.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of this Amendment electronically (either by facsimile transmission or by e-mail delivery of a photocopy of the original) shall be equally as effective as delivery of an original executed counterpart of this Amendment.

c.
Following execution of this Amendment, each reference in the TSA to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the TSA shall mean and be a reference to the TSA as amended by this Amendment.

d.
This Amendment constitutes the entire agreement and understanding between the Parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.

e.
All Parties have participated, or had the opportunity to participate, in the drafting of this Amendment, and no Party shall be deemed to be the drafter hereof. The words of all parts of this Amendment and of the TSA as hereby amended shall in all cases be construed as a whole, according to their fair meaning, and not strictly for or against any of the Parties, notwithstanding any statutory or common law provisions which would suggest otherwise.

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IN WITNESS WHEREOF, the Parties caused this Second Amendment to Transition Services Agreement to be duly executed as of the day and year first above written.

CONTURA ENERGY, INC.

By:	/s/ Mark M. Manno
Name: Mark M. Manno
Title: EVP, General Counsel, Secretary & CPO

OLD ANR, LLC (formerly ALPHA NATURAL RESOURCES, INC.)

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Title: Vice President and Secretary

ANR, INC.

By:	/s/ Andrew B. McCallister
Name: Andrew B. McCallister
Title: SVP, General Counsel and Secretary

Appendix 1

Revised ANR Provided Service

Service flow:	Reorg to Core
Service number:	17-A (Schedule Supplement)

Transition service title:	Telecommunication Services (phone, data, internet, wireless, etc.) – based on split of estimated billing
Service period in days:	Additional 30 days starting October 24, 2016

Provider company:	Reorg
Provider department:	IT
Provider contact job title:	Sr. Director IT
Provider contact name:	Jeff Bauserman

Receiver company:	Core
Receiver department:	IT
Receiver contact job title:	VP IT
Receiver contact name:	Becky Price

Monthly level provided:	$30,000 for the 30-day period starting October 24, 2016
Level of provider:	N/A
Monthly value of service:	$30,000 for the 30-day period starting October 24, 2016